Exhibit 99.1

MultiSensor AI Announces Second Quarter 2026 Results

Houston, TX, August 13, 2026 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company”, “MultiSensor AI” or “MSAI”) today announced financial results for the second quarter ended June 30, 2026.

Asim Akram, Chief Executive Officer, said, “Industrial customers are moving from reactive maintenance to data-driven operations. They need one platform that combines multiple sensor technologies into actionable intelligence before failures occur. During the quarter, we expanded MSAI Connect with wireless vibration monitoring, giving customers thermal and vibration intelligence in a single workflow and taking another step toward becoming the operating system for industrial asset health.”

Robert Nadolny, Chief Financial Officer, continued, “We are beginning to see the benefits of our efforts over the last year: recurring software subscriptions are growing, and our leaner cost structure is supporting improved operating leverage. With $21.0 million of cash on the balance sheet at quarter end, we are focused on continuing to build our platform and recurring revenue base.”

Financial Highlights:

●	Grew second quarter revenue 19% to $1.7 million, an increase of $0.3 million as compared to $1.4 million in the second quarter of 2025.
●	Increased software revenue 85% to $0.7 million in the second quarter of 2026, an increase of $0.3 million as compared to $0.4 million in the second quarter of 2025.
●	Reduced second quarter net loss 26% to $2.5 million, a decrease of $0.9 million as compared to net loss of $3.3 million in the second quarter of 2025.
●	Ended the quarter with $21.0 million of cash and cash equivalents as of June 30, 2026, as compared to $24.4 million as of December 31, 2025.

Strategic Business Highlights:

●	A large global distributor renewed its subscriptions for another year and issued purchase orders for our first rollout at 10 sites in North America, with installations expected to begin during the second half of 2026.
●	In June 2026, we expanded the MSAI Connect platform through integration with Broadsens wireless vibration sensors, enabling customers to monitor both thermal and vibration data from a single interface and strengthening the Company’s multi-sensor platform strategy.
●	We presented at The Reliability Conference 2026 and SupplyChainPoint 2026 during the quarter, demonstrating multi-camera thermal monitoring within MSAI Connect.

The Company’s Quarterly Report is filed with the Securities and Exchange Commission (the “SEC”), and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com). More information about the Company and its business, including an updated investor presentation, also is available on the Investor Relations section on MSAI’s website. All share and per share amounts presented have been adjusted retroactively to reflect the 1-for-40 reverse stock split on April 13, 2026.

About MultiSensor AI

MultiSensor AI is a multi-sensor condition intelligence solution for high-throughput and highly automated industrial operations. By unifying thermal, vibration, and visual sensor data in a single solution, MultiSensor AI enables reliability teams to proactively protect uptime, reduce maintenance costs, enhance safety, and extend the useful life of their most critical assets. For more information, visit www.multisensorai.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “will,” “would” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, management’s expectations regarding its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including those identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in the Company’s other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MSAI Contact:

e-mail: ir@multisensorai.com

website: www.multisensorai.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue, net	$1,695	$1,419	$3,309	$2,589
Cost of goods sold (exclusive of depreciation)	919	1,084	1,619	1,560
Operating expenses:
Selling, general and administrative	2,833	2,909	5,822	7,048
Share-based compensation expense	187	423	369	1,330
Depreciation	360	330	712	610
Loss (gain) on asset disposal	(3)	(9)	(18)	(24)
Total operating expenses	3,377	3,653	6,885	8,964
Operating loss	(2,601)	(3,318)	(5,195)	(7,935)
Interest expense (income), net	(142)	(11)	(297)	(15)
Other expense (income), net	15	5	14	(180)
Loss before income taxes	(2,474)	(3,312)	(4,912)	(7,740)
Income tax expense (benefit)	(14)	10	19	18
Net loss	$(2,460)	$(3,322)	$(4,931)	$(7,758)
Weighted-average shares outstanding, basic and diluted
Basic	2,069,434	838,785	2,040,995	826,894
Diluted	2,069,434	838,785	2,040,995	826,894
Net loss per share, basic and diluted
Basic	$(1.19)	$(3.96)	$(2.42)	$(9.38)
Diluted	(1.19)	(3.96)	(2.42)	(9.38)

MultiSensor AI Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$21,005	$24,365
Trade accounts receivable, net of allowance for credit losses of $2 and $17, respectively	3,624	1,670
Inventories, current	3,332	4,020
Other current assets	1,142	826
Total current assets	$29,103	$30,881
Property, plant and equipment, net	3,759	4,085
Inventories, noncurrent	306	379
Other noncurrent assets	181	129
Total assets	$33,349	$35,474
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$258	$291
Income taxes payable	7	—
Accrued expense	772	981
Contract liabilities	2,950	1,255
Other current liabilities	59	121
Total current liabilities	$4,046	$2,648
Contract liabilities, noncurrent	768	751
Warrants	—	10
Deferred tax liabilities, net	43	33
Total liabilities	$4,857	$3,442
Commitments and contingencies (Note 13)
Shareholders’ equity
Common stock, $0.0001 par value; 300,000,000 shares authorized as of June 30, 2026 and December 31, 2025, and 2,205,648 and 2,007,613 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively and no shares issued or outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	99,762	98,371
Accumulated deficit	(71,270)	(66,339)
Total shareholders’ equity	$28,492	$32,032
Total liabilities and shareholders’ equity	$33,349	$35,474

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands of U.S. dollars)

	Six Months Ended June 30,
	2026	2025
Operating Activities:
Net loss	$(4,931)	$(7,758)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	712	610
Non-cash lease activity	—	77
Bad debt expenses (recoveries)	22	(1)
Deferred income tax (income) expense	10	9
Share-based compensation	369	1,330
Loss (gain) on disposal of equipment	(18)	(24)
Other (income) expenses, net	(25)	—
Increase (decrease) in cash resulting from changes in:
Trade accounts receivable	(1,976)	(52)
Inventories	761	(14)
Other current assets	(366)	204
Other noncurrent assets	(52)	(14)
Trade accounts payable	(49)	245
Income taxes payable	7	(59)
Contract liabilities	1,695	1,732
Other current liabilities	(62)	(121)
Right of use liabilities	—	(78)
Accrued expenses	(194)	(46)
Contract liabilities, noncurrent	17	(20)
Net cash provided by (used in) operating activities	$(4,080)	$(3,980)
Investing Activities:
Capital expenditures	(372)	(929)
Proceeds from sale of equipment	20	24
Net cash provided by (used in) investing activities	$(352)	$(905)
Financing Activities:
Proceeds from issuances of common stock	1,046	4,739
Tax payments associated with equity-based compensation transactions	(24)	(848)
Repayment of Legacy SMAP promissory note	—	(172)
Net cash provided by (used in) financing activities	$1,022	$3,719
Net increase/(decrease) in cash, cash equivalents, and restricted cash equivalents	(3,410)	(1,166)
Cash, cash equivalents, and restricted cash equivalents beginning of period	24,465	4,508
Cash, cash equivalents, and restricted cash equivalents end of the period	$21,055	$3,342

Reconciliation of cash, cash equivalents and restricted cash equivalents at end of period:
Cash and cash equivalents	$21,005	$3,192
Restricted cash equivalents included in other current assets	50	150
Cash, cash equivalents, and restricted cash equivalents end of the period	$21,055	$3,342

Supplemental cash flow information:
Interest paid	$—	$—
Income tax paid, net of refunds received	10	110